Exhibit 99.1

FOR IMMEDIATE RELEASE

BJ’S WHOLESALE CLUB REPORTS APRIL SALES

May 5, 2005, Natick, MA — BJ’s Wholesale Club, Inc. (BJ: NYSE) today reported that sales for April 2005 increased by 12.5% to $568.7 million from $505.3 million in April 2004. Comparable club sales increased by 8.4% for the month of April, including a contribution from sales of gasoline of 120 basis points. Last year the Company reported a comparable club sales increase of 5.4% for April with a contribution of 80 basis points from sales of gasoline.

Commenting on April sales results, BJ’s president and chief executive officer, Mike Wedge, said, “More seasonable weather throughout most of the chain, and particularly in the Northeast, contributed to our strong comp sales results for the month. While the Easter shift to March 27 from April 11 last year resulted in an extra day of sales, the gain was mitigated somewhat by the lack of Easter related sales in April this year. We estimate that the net impact of the calendar shift added 1% to 2% to comparable club sales.”

Sales Results for April

($ in thousands)

Four Weeks Ended		% Change
April 30, 2005	May 1, 2004	Net Sales	Comp. Sales
$568,714	$505,346	12.5%	8.4%

Sales Results for the First Quarter

($ in thousands)

Thirteen Weeks Ended		% Change
April 30, 2005	May 1, 2004	Net Sales	Comp. Sales
$1,769,072	$1,610,957	9.8%	5.8%

Total sales for the first quarter of 2005 were approximately $1.8 billion, an increase of 9.8% over last year. Comparable club sales for the first quarter of 2005 increased by 5.8%, including a contribution from sales of gasoline of approximately 70 basis points. For last year’s first quarter, BJ’s reported a comparable club sales increase of 6.6% including a contribution from sales of gasoline of approximately 40 basis points.

On a comparable club basis, excluding sales of gasoline, the average transaction amount rose by approximately 5% for the month of April and 4% for the first quarter. On the same basis, traffic rose by approximately 3% in April and approximately 2% for the first quarter.

Comparable club sales of food increased by approximately 11% in April and approximately 9% for the first quarter. On the same basis, general merchandise sales increased by approximately 4% for April and were approximately flat for the first quarter.

For the month of April, comparable club sales results by week were as follows: Negative comparable sales in week one reflected strong Easter related sales last year. In week two, comparable club sales increases well above trend reflected the extra day of sales versus last year. In weeks three and four, comparable sales increases were in the 6% to 7% range.

-More-

BJ’s Wholesale Club

May 5, 2005

Comparable club sales increased in all major regions, with the highest increase in the Southeast, at approximately 14%, and the lowest increase in New England, at approximately 6%.

Categories with strong comparable club sales increases included beauty care, coffee, electronics, household chemicals, ladies’ apparel, lawn and garden, milk, paper products, pet food, produce, snacks, soda and water, tires, trash bags and televisions. Weaker categories included best seller books, film, prerecorded video, residential furniture and toys. Lower year-over-year sales of candy and toys reflected the Easter calendar shift. Sales also declined in categories that were contracted or eliminated during the spring of 2004, including automotive, major appliances and sporting goods.

For the month of May, the Company is projecting a comparable club sales increase of 2% to 4%, including a slight contribution from sales of gasoline, which is in line with plan. The Company reported a 12.1% comp sales increase in May last year.

About BJ’s

BJ’s introduced the wholesale club concept to New England in 1984 and has since expanded to become a leading warehouse chain in the eastern United States. The Company currently operates 156 BJ’s clubs and 81 gas stations compared with 150 clubs and 78 gas stations one year ago. The Company also operates two ProFoods Restaurant Supply clubs in the Metro New York market. BJ’s press releases and filings with the SEC are available on the Internet at www.bjs.com.

First Quarter Financial Results

BJ’s plans to announce first quarter financial results on May 17, 2005, at 7:00 a.m. Eastern Time. At 8:30 a.m. Eastern Time, also on Tuesday, May 17, 2005, BJ’s management plans to hold a conference call to discuss financial results for the first quarter of 2005 and the outlook for its business in 2005. To access the webcast (including financial and other statistical information being presented, as well as reconciliation information with respect to any non-GAAP financial measures being presented), visit www.bjsinvestor.com/medialist.cfm. An archive of the webcast will be available for approximately ninety days following the call.

Forward-Looking Statements

Statements contained in this press release about expected earnings and all other statements that are not purely historical are forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements. Factors that may cause or contribute to such differences include, without limitation, levels of customer demand, economic and weather conditions, state and local regulation in the Company’s markets, and competitive conditions. These factors are discussed in the Company’s Annual Report on SEC Form 10-K for the fiscal year ended January 29, 2005. Any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.

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Contact:	Cathy Maloney, VP Investor Relations
508-651-6650
cmaloney@bjs.com